UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A
(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934

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ANWORTH MORTGAGE ASSET CORPORATION
(Name of Registrant as Specified in Its Charter)

WESTERN INVESTMENT LLC
WESTERN INVESTMENT HEDGED PARTNERS L.P.
WESTERN INVESTMENT TOTAL RETURN PARTNERS L.P.
ARTHUR D. LIPSON
PAUL R. DEROSA
GREGORY R. DUBE
KENNETH B. DUNN
RONALD MASS
SCOTT F. RICHARD

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Western Investment LLC (“Western Investment”), together with the other participants named herein, is filing materials contained in this Schedule 14A with the Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies by Western Investment at the 2014 annual meeting of stockholders (the “Annual Meeting”) of Anworth Mortgage Asset Corporation. Western Investment has filed a definitive proxy statement with the SEC with regard to the Annual Meeting.

Item 1: On April 29, 2014, Western Investment delivered the following letter to stockholders of the Fund:

ATTENTION ANWORTH STOCKHOLDERS
MANAGEMENT AND THE BOARD HAVE FAILED YOU

Dear Fellow Stockholder:

Don’t be fooled by management’s attempts to obscure Anworth’s horrible performance results.  When compared to its peers, Anworth Mortgage Asset Corporation (“Anworth”) has fallen far below average over ALL relevant periods for the past decade.

ANWORTH’S PERFORMANCE — THE REAL STORY
Don’t be fooled by management’s cherry picked data.

REIT	1 year	3 years	5 years	10 years	10 ½ years
Anworth Mortgage Asset Corporation	(11.2)%	1.2%	58.5%	1.2%	(5.7)%
Annaly Capital Management, Inc.	(22.3)%	(8.2)%	56.3%	69.5%	86.2%
Capstead Mortgage Corp.	9.5%	40.1%	120.9%	172.9%	219.6%
Dynex Capital Inc.	(8.1)%	23.2%	116.5%	145.5%	219.4%
MFA Financial, Inc.	(1.3)%	51.4%	172.3%	131.8%	135.7%
AVERAGE	(5.6)%	26.6%	116.5%	129.9%	165.2%
DIFFERENCE	(5.7)%	(25.4)%	(58.0)%	(128.7)%	(170.9)%

We are a significant stockholder of Anworth, owning approximately 4.0% of Anworth’s outstanding shares.  We are seeking your support on the GOLD proxy card FOR the election of our truly INDEPENDENT director nominees to Anworth’s Board of Directors, none of whom are affiliated with or controlled by Western Investment.

We believe Anworth management has failed and it is time for stockholders to replace the Board with directors who will take action that will lead to maximum value for investors.

•
We believe Anworth has been severely mismanaged to date, and stockholders have seen over a decade of investment declines.  Change is needed in order to maximize long term value for all stockholders.  Stockholders who invested in Anworth on August 31, 2003 have a cumulative loss of almost 6%, even after giving effect to reinvested dividends.

•
Management has collected almost $80 million in fees over the past decade despite Anworth’s pathetic performance.  Management is being over-compensated for under-performance.  To continue to pay management for such consistently terrible results is outrageous.  Stockholders are not getting fair value for these services.

•
Stockholders cannot receive full value for their shares due to Anworth’s significant discount to per share book value.  Anworth’s common stock trades at a significant discount to its book value.  This discount to book value has magnified the loss to stockholders.  Shockingly, on December 31, 2013, the stock price closed at a 29.6% discount to book value.

•
Stockholders may incur significant losses if our nominees are not elected.  Anworth’s stock price is currently significantly above the closing price at the end of 2013.  We believe that this increase is primarily attributable to the possibility of electing a new board.  IF THE STATUS QUO REMAINS, WE FEAR THAT THE STOCK PRICE IS LIKELY TO RETURN TO ITS PRIOR DEPRESSED LEVEL.

What has been Anworth management’s response?  Anworth recently announced an investment diversification strategy, including new risky credit based strategies.  We see absolutely no indication that management has the necessary experience or competence in these new strategies.  We fear this strategy could be a repeat of past failed efforts.  In 2002, Anworth pursued another credit based strategy, which was a colossal failure resulting in the loss of approximately $151 million.  Unbelievably, management’s fees were quadrupled in 2008 following Anworth’s huge losses in 2007.  CAN STOCKHOLDERS AFFORD MORE LOSSES?

Over a decade of negative investment performance is too much!  We are concerned with the Board’s failure to take action, and believe NOW is the time to make changes that are in the best interests of all stockholders.

WESTERN INVESTMENT IS SEEKING TO INCREASE VALUE FOR ALL STOCKHOLDERS.

We submit this request as a fellow stockholder.  We have a long-standing policy of treating all stockholders equally.  We have never accepted a benefit that was not equally available to all stockholders.  Additionally, we have never sought to be paid any fees or put ourselves in a position of control in any situation in which we have been involved where we have fought for the betterment of stockholders.  We are proud of our public record, and proud of the role we have played in creating value for stockholders.  Every situation Western Investment has entered into has benefitted all stockholders equally.

We believe stockholders are best served by a board that is committed to maximizing value for stockholders, not for management, which is why we encourage you to vote for our truly independent director nominees.

WE WANT TO CREATE VALUE FOR ALL STOCKHOLDERS.

Our goal is to help determine the best course of action to maximize value for all stockholders.  We believe Anworth has been severely mismanaged to date, and stockholders have seen over a decade of investment declines.  If elected, subject to compliance with their fiduciary duties, our nominees will consider replacing Anworth’s manager with a new manager who will help maximize long term value for all stockholders.  In addition, our nominees would consider exploring other strategic opportunities to maximize value in order to provide Anworth’s stockholders an amount equal to or greater than Anworth’s liquidation value, net of fees and expenses.  Because Anworth has performed so poorly, even with any fees that would be payable in connection with the termination of Anworth’s management agreement and related expenses, we believe that stockholders would still be in a better position if Anworth were liquidated, than if Anworth continues on its existing course.  During any examination period, we would support the directors promptly authorizing an aggressive repurchase program to permit Anworth to repurchase up to the maximum amount of its outstanding shares allowed by law (up to approximately 3,000,000 shares per week based on recent trading volume), subject to market conditions.

OVER A DECADE OF NEGATIVE INVESTMENT PERFORMANCE IS TOO MUCH.

The total return of a share of Anworth’s common stock has consistently been the lowest or among the lowest of all comparable mortgage REITs1 based on Bloomberg data for total returns, including dividends.  Anworth had a total decline of over 11% for the one year period ended on March 31, 2014 and an almost 6% negative return over the past 10 ½ years.  Such abysmal performance should not be rewarded with the continued retention of the same failing manager.  We believe the performance is so bad that it justifies stockholders electing our nominees.  Management has been paid over $80 million to generate a decade of losses.

ANWORTH’S BOOK VALUE DISCOUNT IS UNACCEPTABLE.

Anworth’s shares have also traded at a persistent discount to book value over the past three years and the discount was a shocking 29.6% on December 31, 2013.  When a book value discount is excessive, a selling stockholder is forced to leave behind a substantial portion of the value underlying the shares at the time of sale.  Any time a stockholder chooses to sell his or her ownership in a company at a steep discount to book value, that stockholder is harmed no matter what the company’s discount was at the time the stockholder purchased their shares of that company.  We believe the fair value of a share of common stock of a company should be at least its book value.  The persistent excessive discount to book value is just another reason why the status quo with the existing board and management should not continue.  In addition, the ratio of Anworth’s stock price to its book value has consistently been the lowest or among the lowest of virtually all comparable mortgage REITs1 based on Bloomberg data.  A liquidation would immediately recapture for stockholders the lost value from the persistent discount to book value at which Anworth’s shares trade.

1 Comparable REITs are defined as all REITs that primarily invest in high quality residential mortgage assets and have been in existence for over 10 years.

STOCKHOLDERS DESERVE A TOP MANAGER IN THIS DIFFICULT MARKET AND ECONOMIC ENVIRONMENT.

Anworth’s Board has failed to adequately address the high fees collected by Anworth’s manager, despite Anworth’s continued poor price performance and persistent discount to book value.  We believe that Anworth’s manager is being over-compensated for under-performance.  Anworth’s board, it appears, has concluded that the management fee paid to Anworth’s manager is reasonable in relation to the services provided.  In our opinion, to consistently pay the manager over $10 million per year for such consistently terrible results is outrageous.  We believe the current board should be replaced and a new board should be elected who will take action and change the status quo.

STOCKHOLDERS NEED A BOARD COMMITTED TO
MAXIMIZING VALUE FOR INVESTORS.

We urge you to vote the GOLD proxy today by following the simple instructions for telephone or internet voting on the GOLD proxy card.  Alternatively, you can sign, date and return your GOLD proxy in the postage paid envelope provided.

If you have any questions or require assistance in voting, please contact our proxy solicitor at the numbers provided below.  Thank you for your support.

Regards,

/s/ Arthur D. Lipson

Arthur D. Lipson
Managing Member,
Western Investment LLC

If you have any questions or need assistance voting your Shares, please call:

InvestorCom, Inc.
65 Locust Avenue, Third Floor
New Canaan, Connecticut 06840

Stockholders Call Toll-Free at: (877) 972-0090
Banks and Brokers Call Collect at: (203) 972-9300

You may also contact Western Investment LLC via email at
info@fixmyfund.com

Proxy materials are also available at www.fixmyfund.com